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                                                  Hartford LIfe


April 12, 1999                                    Lynda Godkin
                                                  Senior Vice President
                                                  General Counsel & Secretary

                                                  Law Department
Board of Directors
Hartford Life Insurance Company
200 Hopmeadow Street
Simsbury, CT  06089

RE:       GENERAL ACCOUNT OPTION
          HARTFORD LIFE INSURANCE COMPANY
          FILE NO. 333-30013

Dear Sir/Madam:

This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, of a certain group deferred annuity contract (the "Contract") that will be offered and sold by Hartford Life Insurance Company (the "Company") and certain units of interest to be issued in connection with the Contract. I have examined such documents (including the Form S-2 Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1. The Separate Account is a separate account of the Company validly existing pursuant to Connecticut law and the regulations issued thereunder.

2. The assets held in the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct.

3. The Contract is legally issued and represents binding obligations of the Company.

I hereby consent to the use of this opinion as an exhibit to the Form S-2 Registration Statement for the Contract and to the reference to my name under the heading "Legal Opinions" in the prospectus included as a part of such Form S-2 Registration Statement.

Sincerely,

/s/Lynda Godkin
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Lynda Godkin